Exhibit 99

                     NOTICE OF REDEMPTION TO THE HOLDERS OF

                             TRANS-LUX CORPORATION

                  7 1/2% Convertible Subordinated Notes due 2006
                             (CUSIP NO. 893247AD8)
                               (the "7 1/2% Notes")



    NOTICE IS HEREBY GIVEN, that in accordance with the provisions of Article Three of the Indenture, dated as of December 1, 1996 between Trans-Lux Corporation and Continental Stock Transfer & Trust Company, (the "Trustee"), the Trustee has called for redemption on June 15, 2006 at the redemption price of 100 percent of the principal amount thereof with interest to the redemption date, all $12,201,000 face value of said 7 1/2% Notes outstanding.

    On June 15, 2006, the 7 1/2% Notes subject to redemption will become due and payable and are required to be presented for redemption and payment on or after said date at Continental Stock Transfer & Trust Co., 17 Battery Place, New York, NY 10004, Attn: Reorganization Department. Payment of principal and interest will be made only upon presentation and surrender of the 7 1/2% Notes at the address noted above. If U.S. mail is used, registered mail properly insured is suggested.

    On and after June 15, 2006, unless Trans-Lux Corporation defaults in paying the redemption price, interest shall cease to accrue on the 7 1/2% Notes called for redemption.

    The provisions of the Interest and Dividend Tax Compliance Act of 1983, as amended, require bondholders to submit their Taxpayer Identification Number (either their social security or employer identification number, as appropriate) with each 7 1/2% Note presented for payment. Failure to comply with said Act will subject the payment of the principal portion of the redemption price to the withholding of 28% of such principal portion. To avoid being subject to such withholding, Noteholders should submit an IRS substitute Form W-9 at the time the 7 1/2% Notes are presented for payment.

    The 7 1/2% Notes are convertible into Common Stock of Trans-Lux Corporation at the conversion price of $14.013 per share, which is substantially over the current market price for the Common Stock. The right to convert shall terminate on Wednesday, June 14, 2006 and is exercised by following the instruction in Paragraph 8 of the 7 1/2% Notes. No interest is payable on the 7 1/2% Notes which are converted.

    Enclosed is a Letter of Transmittal for use in surrendering your 7 1/2% Notes for redemption. The Letter of Transmittal contains instructions that you should read and follow carefully. Please make sure the Letter of Transmittal is properly completed, signed and dated. You may submit your certificates representing the 7 1/2% Notes and your Letter of Transmittal either by mail or by hand at the addresses set forth in the Letter of Transmittal. The method of delivery of certificates is at your option and risk. If sent by mail, it is strongly recommended the certificates be sent by registered mail, properly insured, with return receipt requested.

    If you have any questions regarding the Company's call for redemption of the 7 1/2% Notes or if you need additional copies of the Letter of Transmittal, please contact the Redemption Agent at the address or phone number found in the Letter of Transmittal.


Trans-Lux Corporation

By:  Continental Stock Transfer
     & Trust Company, as Trustee


May 26, 2006